EXHIBIT 2


               AMENDED AND RESTATED PROMISSORY NOTE


$2,800,000                                   Inwood, New York
                                             March 1, 1996


     FOR VALUE RECEIVED, Jennifer-New York, Inc. (the "Borrower") promises to pay to the order of Klaussner Furniture Industries, Inc. (the "Payee") at P. O. Drawer 220, Asheboro, N.C. 27204, or at such other address as to which the Payee shall give written notice to the Borrower, in lawful money of the United States of America and in immediately available funds, the sum of Two Million Eight Hundred Thousand Dollars ($2,800,000) in twenty-eight monthly installments of $100,000 each, the first such installment to be due and payable on March 15, 1996, and subsequent installments to be due and payable on the 15th day of each month thereafter to and including June 15, 1998.

     The Borrower further promises to pay interest to the Payee at such address, in like money, on the outstanding principal amount owing hereunder at a variable rate per annum equal to the "prime rate" as announced from time to time by Wachovia Bank of North Carolina, N.A., Winston-Salem, North Carolina, plus 3%. Such interest shall be computed daily on the basis of a 360-day year and for the actual number of days elapsed. Interest accrued hereunder shall be payable monthly, in arrears, on the 15th day of each month, commencing March 15, 1996, with a final payment at maturity, whether by acceleration or otherwise, until the principal amount of this Note is indefeasibly paid in full. To the extent permitted by law, interest accrued on this Note and not paid on its due date will bear interest at the aforesaid rate and be payable on demand, and interest will continue to accrue on this Note at the aforesaid rate after the filing by or against the Borrower of any petition seeking any relief in bankruptcy or under any act or law pertaining to insolvency or debtor relief, whether state or federal.

     Payment of this Note is (i) guaranteed, jointly and severally, by Harley J. Greenfield ("Greenfield"), Edward B. Seidner ("Seidner"), and Fred J. Love ("Love") pursuant to the Unconditional Guaranty dated as of February 17, 1994, as amended by amendment dated as of January 1, 1995, and by amendment dated as of the date hereof (the "Unconditional Guaranty") and (ii) guaranteed, jointly and severally, by Jara Enterprises, Inc. ("Jara"), Convertible Enterprises, Inc. ("Convertible"), Bright Star Enterprises, Inc. ("Bright Star") and Jennifer Advertising, Inc. ("Advertising") pursuant to the Continuing Guaranty Agreement dated as of February 26, 1993, as amended by amendment dated as of February 17, 1994, by amendment dated as of January 1, 1995, and by amendment dated as of the date hereof (the "Continuing Guaranty"). The Unconditional Guaranty and the Continuing Guaranty are secured by the Stock Pledge Agreement dated as of February 17, 1994, as amended by letter agreement dated November 7, 1994, by amendment dated as of January 1, 1995, and by amendment dated as of the date hereof (the "Jara Stock Pledge Agreement") and the Stock Pledge Agreements of even

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date herewith executed by Greenfield, Seidner and Love and by
Jara, Convertible, Bright Star and Advertising and covering an aggregate of 1,085,623 shares of common stock of Jennifer Convertibles, Inc. (the "Jennifer Stock Pledge Agreements"). Payee is entitled to the benefits of and remedies provided in the Unconditional Guaranty, the Continuing Guaranty, the Jara Stock Pledge Agreement, and the Jennifer Stock Pledge Agreements (the "Collateral Documents").

     If any payment under this Note becomes due and payable on a Saturday, Sunday or a legal bank holiday under the laws of the State of North Carolina, the maturity thereof shall be extended to the next succeeding business day and interest thereon shall be payable at the rate set forth above during such extension.

     The Borrower may, upon giving Payee prior notice, prepay this Note, in whole or in part, at any time without premium or penalty, but any partial prepayment shall not defer or otherwise extend the due date of any installment payable hereunder until the entire principal balance and all accrued interest and other sums due hereunder have been paid in full. All partial prepayments shall be applied in payment of the installments due under this Note in the inverse order of their maturity.

     Each of the following events shall constitute a default under this Note (an "Event of Default"):

          (1)  Borrower shall fail to make any payment
     when due under this Note, by acceleration or otherwise, and such failure is not cured within 10 days after receipt of written notice thereof given by Payee to Borrower at 245 Roger Avenue, Inwood,
     New York  11696 or c/o Jerome I. Silverman,
     20 Donald Drive, Syosset, New York 11747; or

          (2)  Borrower, or any guarantor under the
     Unconditional Guaranty or the Continuing Guaranty
     (each of whom is hereinafter referred to as a "Guarantor"), makes an assignment for the benefit of creditors or admits in writing its inability to pay its debts as they become due, or commences a voluntary case under the federal bankruptcy laws
     (as now or hereafter in effect), or is adjudicated bankrupt or insolvent, or files any petition or answer seeking for itself any liquidation, arrangement, composition, reorganization, readjustment or similar relief under any present or future statute, law or regulation pertaining to insolvency or creditors' rights, or files any answer admitting the material allegations of a petition filed against it in any such proceeding, or seeks or consents to or acquiesces in the appointment of any trustee, receiver, liquidator or similar official for itself or all or any substantial part of its properties; or

          (3)  If within 90 days after the commencement of
     any proceeding against Borrower or any Guarantor
     seeking any liquidation, arrangement,
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     composition, reorganization, readjustment or similar
     relief under any present or future statute, law or regulation pertaining to insolvency or creditors' rights, such proceeding is not dismissed or stayed, or if within 90 days after the appointment, without the consent or acquiescence of Borrower or any Guarantor, of any trustee, receiver, liquidator or similar official for Borrower or any Guarantor or of all or any substantial part of its properties, such appointment is not vacated or stayed; or

          (4) The occurrence of an Event of Default, as defined in the Jara Stock Pledge Agreement; or

          (5) The sale by Jara of all or substantially all of the "Jennifer Convertibles" stores owned by it, whether through the sale of stock of Jara or of the subsidiaries owning such stores or through the sale of the assets comprising such stores; or

          (6) The sale or other disposition by Greenfield, Seidner, Love, Jara, Convertible, Bright Star or
     Advertising of any of the shares of common stock of Jennifer Convertibles, Inc., a Delaware corporation, pledged pursuant to the Jennifer Stock Pledge
     Agreements; or

          (7)  The merger of Borrower, Jara or any other
     Guarantor under the Continuing Guaranty with or into any person, firm or corporation without the prior consent of Payee, which shall not be unreasonably withheld; or

          (8) The sale by Jara of all or substantially all the warehouse operations of Jennifer Warehousing, Inc. ("Warehousing"), whether through the sale of stock of Warehousing or through the sale of all or substantially all of the assets comprising the warehouse operations, except to Jennifer Convertibles, Inc. and except for the sale of the warehouse located in Inwood, New York; or

          (9)  The dissolution of Jara or the Borrower
     or the dissolution of any other Guarantor under the Continuing Guaranty unless the assets of such company are distributed to Jara or any of its subsidiaries; or

          (10)  The occurrence of an Event of Default,
     as defined in the Jennifer Stock Pledge Agreements
     (or either of them); or

          (11)  The occurrence of an Event of Default,
     as defined in the Promissory Note of Jennifer
     Warehousing, Inc. dated as of the date hereof in the original principal amount of $1,440,000; or

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          (12)  Any judgment for $250,000 or more is
     entered against Borrower, Jara, Convertible,
     Bright Star, Advertising or Jennifer Warehousing,
     Inc. (the "Jara Group") and is not stayed, bonded or satisfied within 30 days after execution is issued thereon.

Borrower covenants and agrees to notify Payee of any judgment entered against any member of the Jara Group within five days after receipt of notice of the entry thereof and to notify Payee within 48 hours after receipt of notice of the issuance of execution on or other enforcement action taken with respect to any such judgment, and Borrower's failure to so notify Payee shall constitute an Event of Default hereunder. Any such notices to Payee shall be given by overnight delivery to 405 Lewallen Street, Asheboro, North Carolina 27203.

     Upon the occurrence and continuance of any Event of Default, Payee may by written notice to Borrower at the address stated above, at Payee's option, declare the entire unpaid principal amount of this Note, together with accrued interest thereon, to be due and payable, whereupon the same shall forthwith mature and become due and payable, and Payee shall have such other remedies as Payee may have at law, equity or otherwise, including but not limited to, rights and remedies under the Collateral Documents.

     No failure on the part of Payee to exercise, and no delay in exercising, and no course of dealing with respect to, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right.

     The Borrower agrees to pay all costs, including, without limitation, all reasonable attorneys' fees, incurred by the Payee in collecting or enforcing payment of this Note in accordance with its terms.

     This Note may be modified or canceled only by the written agreement of the Borrower and the Payee.

     All parties liable for the payment of this Note, whether as principals, sureties, guarantors, endorsers, or otherwise, hereby waive presentment, demand, protest, and notice of protest, of demand, of nonpayment, of dishonor, and of acceleration of maturity, and all other notices and formalities whatsoever to the extent waivable, and agree that the time for payment hereof may be extended from time to time and that any collateral which now or hereafter secures payment hereof may be released from time to time, in whole or in part, and increases and substitutions may be made therein, all without notice to them and without affecting their liability hereon in any manner whatsoever.

     This Note may not be transferred or assigned by Payee without the written consent of Borrower; provided, however, that Payee may assign or transfer this Note to any affiliate or subsidiary of Payee.

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     This Note and the rights and obligations of the Borrower and the Payee shall be governed by and construed in accordance with the internal laws of the State of North Carolina in all respects, including matters of construction, validity, and performance, without regard to conflict of laws principles. THE BORROWER HEREBY AGREES THAT ANY ACTION OR PROCEEDING UNDER THIS NOTE MAY, IF THE PAYEE SO ELECTS, BE BROUGHT AND ENFORCED IN ANY COURT OF THE STATE OF NORTH CAROLINA LOCATED WITHIN RANDOLPH COUNTY, NORTH CAROLINA OR IN THE UNITED STATES DISTRICT COURT FOR THE MIDDLE DISTRICT OF NORTH CAROLINA OR THE UNITED STATES COURT OF APPEALS FOR THE FOURTH CIRCUIT, AND THE BORROWER HEREBY CONSENTS TO JURISDICTION AND VENUE IN ANY SUCH ACTION OR PROCEEDING COMMENCED IN ANY OF SUCH COURTS AND WAIVES ANY OBJECTION IT MIGHT OTHERWISE HAVE WITH RESPECT THERETO. THE BORROWER FURTHER AGREES THAT ANY PROCESS REQUIRED TO BE SERVED ON BORROWER FOR PURPOSES OF ANY
SUCH PROCEEDING MAY BE SERVED ON BORROWER, WITH THE SAME EFFECT
AS PERSONAL SERVICE ON BORROWER WITHIN THE STATE OF NORTH CAROLINA, BY REGISTERED MAIL ADDRESSED TO BORROWER AT 245 ROGER AVENUE, INWOOD, NEW YORK 11696 OR C/O JEROME I. SILVERMAN, 20 DONALD DRIVE, SYOSSET, NEW YORK 11747.

     This Note restates, replaces, amends and supersedes the Amended and Restated Promissory Note dated January 1, 1995, in the original principal amount of $3,500,000, which shall be attached hereto and marked "Superseded and Replaced."

                         JENNIFER-NEW YORK, INC.


                         By: /S/Fred J. Love
                             Fred J. Love, President


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